       1                                               Exhibit 10.18

                        TELLABS OPERATIONS, INC.

                          Deferred Income Plan
                               Amendment

Effective January 1, 1997 and pursuant to Article XII, Paragraph 35 of the Tellabs Operations, Inc. Deferred Income Plan dated April 1, 1992, as previously amended, the Plan is hereby further amended as follows:

Article II, Paragraph 2:  Paragraph 2 is changed to read as follows:

    "An employee of the Company in pay grade 26 or higher shall be eligible to participate in the Plan and shall become eligible on the date upon which he or she becomes in pay grade 26 or higher and shall remain eligible as long as such employee remains in pay grade 26 or higher or as otherwise permitted by the Committee.

    For purposes of this Plan, such employees shall be referred to as 'eligible employees' and eligible employees participating in the Plan shall be referred to as 'participants.' The Committee shall have the discretion to allow other selected management or highly-compensated employees to participate in the Plan, it being intended that this Plan be an unfunded plan of deferred compensation as described in Section 201(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Except as otherwise determined by the Committee, if a participant no longer meets the eligibility criteria then such participant's ability to continue to defer Compensation under the Plan will cease as of the end of the pay period corresponding with the date such eligibility status changes, provided that, the amounts previously credited to such participant's Account shall continue to receive the annual credits described in Article IV until payment is made as provided in Article V."

Article III, Paragraph 3:  Paragraph 3 is changed to read as follows:

    "Except as otherwise determined by the Committee, each eligible employee may elect in writing to defer a maximum of 15% of his or her gross salary for such year and/or a maximum of 25% of any payment to be received from Stock Appreciation Rights during such year and/or a maximum of: (i) in the case of any eligible employee in pay grade level 28 or higher, 100% of any bonus or incentive pay payable with respect to such year; (ii) in the case of any eligible employee in pay grade level 27, 50% of any bonus or incentive pay payable in 1998 with respect to 1997 which such employee elected to defer in 1997 and 50% of any bonus or incentive pay payable with respect to 1998 or any year thereafter; and (iii) in the case of all other eligible employees, 25% of any bonus or incentive pay payable with respect to such year. Each of the above elections are subject to such limits as the Company may establish from year to year and to








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    the following Plan provisions.  Any of the provisions hereof with respect to 1998 and subsequent years are expressly subject to the condition that the Company maintains this Plan during such year, as provided in Article XII, Paragraph 36."

Article III, Paragraph 4:  Paragraph 4 is changed to read as follows:

    "Elections to defer Compensation shall be irrevocable and shall be made prior to the first day of each calendar year. Deferrals shall relate only to compensation for services to be performed during such period, except as provided in paragraph 3 above, and except that, employees becoming newly eligible, and eligible employees who have a change in their pay grade level occur during the year (provided such grade level change occurs on or before September 30th of such year), may elect within thirty (30) days after becoming eligible or receiving such change to defer into the Plan, Compensation (in the case of eligible employees receiving a pay grade change, Compensation shall be limited to bonus or incentive pay payable with respect to such year) to be earned in the balance of the year remaining after the date the deferral election is made consistent with the limitations on deferral amounts applicable under paragraph 3 above. Such eligible employees shall be deemed, for all other Plan purposes, to have made the deferral election on the immediately preceding December 31. If such eligible employee fails to make such election within thirty (30) days after becoming eligible or such change in status, such eligible employee must wait until the election period for the next calendar year."

Article V, Paragraph 14:  Paragraph 14 is changed to read as follows:

    "Payment of the Termination Benefit shall be in a lump sum provided, however, that the Committee shall have the discretion to pay the Termination Benefit as a Retirement Benefit (commencing on the date that the participant ceases to be an employee of the Company), in situations involving early retirement and other severance arrangements with participants."

Article XII, Paragraph 34:  Paragraph 34 is changed to read as follows:

    "Each determination provided for in the Plan shall be made in the absolute discretion of the Committee (which, for purposes of the Plan, may be substituted by a Committee of the Company's Board of Directors, as appropriate)."

Article XII, Paragraph 35:  Paragraph 35 is changed to read as follows:

    "The Company, through the Board of Directors or a Committee thereof, may in its sole discretion amend the Plan from time to time. No such amendment shall adversely affect the rights of any participant or beneficiary with respect to benefits under the Plan related to amounts previously deferred."







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Article XII, Paragraph 36:  Paragraph 36 is changed to read as follows:

    "The Company hereby ratifies and confirms that the Plan was duly adopted for years 1993, 1994, 1995, 1996 and 1997. To the extent provided by the Company by resolution of its Board of Directors or a Committee thereof, this Plan shall be effective for 1998 and each year thereafter until the Company by resolution of the Board of Directors or a Committee thereof provides otherwise."

Article XIII, Paragraph 41: Paragraph 41 is changed to read as follows:

    "41.    Benefits in Excess of Applicable Tax Law Limitations:

            Section 401(a)(17) of the Internal Revenue Code of 1986, as amended from time to time, limits the contributions ("Excess Benefit Limitation") the Company may make to the Tellabs Advantage Program, as amended and restated as of January 2, 1995 and as otherwise amended (the "Advantage Program").
            The Company shall contribute amounts to the Plan for the benefit of those participants to which the Excess Benefit Limitation applies ("Restoration Contributions").

            The Restoration Contribution for each qualifying participant shall equal, during each year, the difference between the amount contributed on behalf of such participant under the Advantage Program and the amount that would have been contributed under the Advantage Program without regard to the Excess Benefit Limitation. Restoration Contributions shall be made for each qualifying participant in subsequent years subject to the condition that the Company maintains this Plan during such year, as provided in Article XII, Paragraph 36.

            Except as otherwise determined by the Committee, Participants that are otherwise eligible to receive a Restoration Contribution in any year, but who terminate employment with the Company prior to the end of such year (other than due to retirement, disability or death), shall not receive a Restoration Contribution for such year."


















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Except as amended herein, the terms and conditions of the Plan, as previously amended, shall remain in full force and effect. Effective as of January 1, 1997 and signed this 18th day of July 1997, with the approval and authorization of the Board of Directors.

TELLABS OPERATIONS, INC.

By:     /s/Peter A. Guglielmi
        ---------------------
        Peter A. Guglielmi

Title:  Executive Vice President
        and Chief Financial Officer